                                                               EXHIBIT (a)(1)(A)

                        OFFER TO PURCHASE FOR CASH 15,000
                      UNITS OF LIMITED PARTNERSHIP INTEREST
                                       OF
                   CONSOLIDATED RESOURCES HEALTH CARE FUND II,
                          A GEORGIA LIMITED PARTNERSHIP

                                       AT
                                  $456 PER UNIT

                              CARE ASSOCIATES, LLC,
                      A TENNESSEE LIMITED LIABILITY COMPANY
                                (the "Purchaser")

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN
             TIME, ON JUNE 23, 2005, UNLESS THE OFFER IS EXTENDED.

The Purchaser hereby seeks to acquire 15,000 Units of limited partnership interest (the "Units") in CONSOLIDATED RESOURCES HEALTH CARE FUND II, Georgia limited partnership (the "Partnership"). The Purchaser is controlled by Mr. Forrest Preston. The managing general partner of the Partnership is Welcare Service Corporation-II, a Georgia corporation (the "Managing General Partner"). Consolidated Associates II is an additional general partner in the Partnership. Mr. Preston owns a 33% general partner interest in Consolidated Associates II. The Purchaser is not an "affiliate" under Rule 13e-3 of the Exchange Act of 1934, as amended (the "Exchange Act").

The Purchaser hereby offers to purchase 15,000 Units at a purchase price equal to $456 PER UNIT, less the amount of any distributions declared or made with respect to the Units between March 31, 2005 and June 23, 2005, or such other date to which this offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). To our knowledge, no distributions have occurred since March 31, 2005. As noted above, the Offer price would be subject to reduction for distributions made or declared prior to the Expiration Date. Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering holders of the Units (the "Unit Holders") to the Purchaser.

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer, that number of Units which immediately prior to acceptance for payment of Units pursuant to the Offer represents at least 51% of the total number of Units outstanding. The foregoing condition is referred to as the "Minimum Condition" in this Offer to Purchase. The Offer is also subject to other conditions described in "Conditions of the Offer."

Tender of Units will include the tender of any and all securities into which the Units may be converted and any securities distributed with respect to the Units from and after the date of the Offer (the "Offer Date").

The Partnership had 1,243 holders of record owning an aggregate of 15,000 units as of December 31, 2001, according to its Annual Report on Form 10-K for the fiscal period ended December 31, 2001, although the Purchaser believes there to be only 1,002 holders of record, according to the more current list of Unit Holders the Purchaser has obtained from the Managing General Partner pursuant to a request made under Rule 14d-5(a) of the Exchange Act. As of the date hereof, the Purchaser and its affiliates own no Units. The 15,000 Units subject to the Offer constitute 100% of the outstanding Units. Consummation of the Offer, if all Units sought are tendered, would require payment by the Purchaser of up to $6,840,000 in aggregate purchase price, which the Purchaser intends to fund out of its current available capital. In particular, the Purchaser has arranged capacity in an existing Credit Facility from Merrill Lynch Capital for up to $4,900,000. Mr. Preston will fund any remaining balance of the acquisition out of available capital.

Holders of Units ("Unit Holders") are urged to consider the following factors:

      - The Offer is three times the purchase price being offered by MacKenzie in the MacKenzie Offer (as defined herein)

      - Unit Holders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership from property operations or dispositions, and the purchase price per Unit payable to a tendering Unit Holder by the Purchaser may be less than the total amount which might otherwise be received by the Unit Holder with respect to the Unit over the remaining term of the Partnership.

      - Should the Purchaser obtain a voting control of the Partnership in the future, it could seek to dissolve the Partnership or to sell its assets. Under the terms of the existing Limited Partnership Agreement, however, not more than 50% of the outstanding Units may be transferred in any 12-month period. See "THE TENDER OFFER -
            Section 7. Effects of the Offer - Limitations on Resales." Accordingly, even if the Minimum Condition is satisfied, the Purchaser will not have voting control of the Partnership immediately following the Offering.

      - If, after this Offer, fewer than 300 Unit Holders remain, the Partnership would no longer be required to file periodic reports with the SEC, and Unit Holders would no longer have the protections afforded by having the Partnership registered with the SEC.

THE OFFER TO PURCHASE IS CONDITIONED UPON THE MINIMUM CONDITION OF AT LEAST 51% OF THE TOTAL OUTSTANDING UNITS BEING TENDERED. A UNIT HOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNIT HOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the failure to satisfy any of the conditions specified in this Offer to Purchase, to terminate the Offer and not accept for payment any Units, and (iii) to amend the Offer in any respect. Notice of any such extension, termination, or amendment will promptly be disseminated to Unit Holders in a manner reasonably designed to inform Unit Holders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

If you have already tendered your Units to MacKenzie Patterson Fuller, Inc. and its affiliates (collectively, "MacKenzie") pursuant to MacKenzie's Offer to Purchase, dated April 21, 2005 (the "MacKenzie Offer"), and you wish to tender your Units pursuant to our Offer instead, then (i) you or your broker should notify MacKenzie in writing before the expiration of the MacKenzie Offer, which is May 30, 2005 (unless otherwise extended by MacKenzie), at MacKenzie's address listed in the MacKenzie Offer, which notice must include your name, the number of Units to be withdrawn and the name in which the Units you tendered to MacKenzie are registered, and (ii) once your Units have been withdrawn from the MacKenzie Offer, you, or your broker, dealer, commercial bank, trust company or other nominee, should complete and submit the Transmittal Letter for this Offer. For the convenience of Unit Holders who have tendered any Units in the MacKenzie Offer, we have enclosed a PINK form of Notice of Withdrawal from the MacKenzie Offer with the Offer to Purchase. Unit Holders wishing to withdraw Units tendered in the MacKenzie Offer should properly complete the PINK Notice of Withdrawal and deliver it to:

By hand, mail or overnight courier:                    By facsimile:
----------------------------------                     ------------
MacKenzie Patterson Fuller, Inc.                       (925) 631-9119
1640 School Street
Moraga, California  94556

      To confirm withdrawal by telephone, please call toll free: (800) 854-8357

This Offer to Purchase is dated May 26, 2005.

                                    IMPORTANT

Any Unit Holder desiring to tender any or all of its Units should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on BLUE paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or send the Letter of Transmittal and any other required documents to The Colbent Corporation (the "Depositary"), at the address set forth below.

                                    By Mail:
                                    --------
                             The Colbent Corporation
                                 P.O. Box 859208
                            Braintree, MA 02185-9208

                                       or

                             By Overnight Delivery:
                             ----------------------
                             The Colbent Corporation
                               161 Bay State Drive
                               Braintree, MA 02184

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal or questions about withdrawing your Units tendered to MacKenzie in the McKenzie Offer may be directed to the Information Agent at the number set forth below:

                              D.F. King & Co., Inc.
                           48 Wall Street, 22nd Floor
                               New York, NY 10005
             Banks and Brokerage Firms, Please Call: (212) 269-5550
                    All Others Call Toll-free: (800) 431-9645

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
IMPORTANT.......................................................................................       3

SUMMARY TERM SHEET..............................................................................       5

INTRODUCTION....................................................................................       8

         Establishment Of The Offer Price.......................................................       8

         General Background Information.........................................................       9

THE TENDER OFFER................................................................................      10

         Section 1.  Terms of the Offer.........................................................      10

         Section 2.  Acceptance for Payment and Payment for Units...............................      10

         Section 3.  Procedures for Tendering Units.............................................      11

         Section 4.  Withdrawal Rights..........................................................      12

         Section 5.  Extension of Tender Period; Termination; Amendment.........................      12

         Section 6.  Material Federal Income Tax Consequences...................................      13

         Section 7.  Effects of the Offer.......................................................      15

         Section 8.  Future Plans...............................................................      15

         Section 9.  The Business of the Partnership............................................      16

         Section 10.  Certain Information Concerning the Purchaser..............................      16

         Section 11.  Source of Funds...........................................................      17

         Section 12.  Conditions of the Offer...................................................      17

         Section 13.  Certain Legal Matters.....................................................      18

         Section 14.  Fees and Expenses.........................................................      18

         Section 15.  Miscellaneous.............................................................      18

SCHEDULE I......................................................................................     S-1

                               SUMMARY TERM SHEET

The Purchaser is offering to purchase any and all outstanding Units for $456 per Unit in cash, subject to the Minimum Condition. The following are some of the questions that you, as a Unit Holder of the Partnership, may have and answers to those questions. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The Offer to purchase your Units is being made by Care Associates, LLC, the Purchaser. The Purchaser is controlled by Forrest L. Preston. Mr. Preston owns a 33% general partner interest in Consolidated Associates II, which is an additional general partner in the Partnership. The Purchaser is not an "affiliate" of the Partnership (within the meaning of Rule 13e-3 of the Exchange
Act).

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase 15,000 Units of limited partnership interest, which are the "Units" issued to investors in the Partnership. The Offer is subject to the Minimum Condition.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $456 per Unit, net to you in cash, less the amount of any distributions declared or made with respect to the Units between March 31, 2005 and the Expiration Date. To our knowledge, no distributions have been declared or made since March 31, 2005. Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Unit Holders to the Purchaser. If you tender your Units to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Units sought is purchased, the Purchaser's capital commitment will be approximately $6,840,000. The Purchaser has arranged capacity in an existing Credit Facility from Merrill Lynch Capital for up to $4,900,000. The Purchaser plans to pledge the Units it acquires in the Offer to secure this loan. Mr. Preston will fund any remaining balance of the acquisition out of available capital.

IS THE FINANCIAL CONDITION OF THE BIDDER RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchaser has more than adequate resources to pay for all tendered Units, other information concerning the Purchaser's financial condition would seem to have little relevance to your decision.

HOW DOES OUR OFFER DIFFER FROM THE MACKENZIE OFFER?

We are offering $306 more per Unit than MacKenzie, which is three times the purchase price being offered by MacKenzie. Our Offer, however, is subject to the Minimum Condition.

WHAT DO I DO IF I HAVE ALREADY TENDERED MY UNITS TO MACKENZIE, BUT WANT TO PARTICIPATE IN THIS OFFER INSTEAD?

If you have already tendered your Units to MacKenzie pursuant to the MacKenzie Offer, and you wish to tender your Units pursuant to our Offer instead, (i) you or your broker should notify MacKenzie in writing before the expiration of the MacKenzie Offer at MacKenzie's address listed in the MacKenzie Offer, which notice must include your name, the number of Units to be withdrawn from the Mackenzie Offer, and the name in which the Units you tendered to MacKenzie are registered, and (ii) once your Units have been withdrawn from the MacKenzie Offer, you, or your broker, dealer, commercial bank, trust company or other nominee, should complete and submit the Transmittal Letter for our Offer. See "THE TENDER OFFER - Section 6. Procedures for Tendering Units - Withdrawing from the MacKenzie Offer." The MacKenzie Offer expires May 30, 2005 (unless otherwise extended by MacKenzie).

For the convenience of Unit Holders who have tendered any Units in the MacKenzie Offer, we have enclosed a PINK form of withdrawal notice for the MacKenzie Offer with this Offer to Purchase. Unit Holders wishing to withdraw Units tendered in the MacKenzie Offer should properly complete the PINK withdrawal notice and deliver it to MacKenzie Patterson Fuller Inc., 1640 School Street, Moraga, California 94556; facsimile number: (925) 631-9119 on or before May 30, 2005.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 12:00 midnight, Eastern Time, on June 23, 2005 to decide whether to tender your Units in the Offer.

WILL ALL OF THE UNITS THAT I TENDER BE ACCEPTED BY THE PURCHASER?

Yes, subject to the terms of the Offer, including satisfaction of the Minimum Condition.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

The most significant condition is that the Offer is contingent upon at least 51% of the outstanding Units being tendered. There are, however, no conditions on the availability of financing. We may not be obligated to purchase any Units if certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Units which are validly tendered if, among other things, there is a material adverse change in the Partnership or its business. Please see the discussion in "THE TENDER OFFER - Section 10. Conditions of the Offer" for a description of all conditions.

WHEN WILL YOU PAY ME FOR THE UNITS THAT I TENDER?

Upon the Expiration of the Offer and our acceptance of the Units you tender, we will pay you upon confirmation that the general partner will recognize the change of address for distributions and correspondence on the Units.

HOW DO I TENDER MY UNITS?

To tender your Units, you must deliver a completed Letter of Transmittal, no later than the time the Offer expires (printed on blue paper), to the Depositary at:

             By Mail:                          or     By Overnight Delivery:
             --------                                 ---------------------
             The Colbent Corporation                  The Colbent Corporation
             P.O. Box 859208                          161 Bay State Drive
             Braintree, MA  02185-9208                Braintree, MA  02184


UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw previously tendered Units at any time until the Offer has expired and, if we have not agreed to accept your Units for payment by July 25, 2005, you can withdraw them at any time after such time until we do accept your Units for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw Units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Units.

WHAT DOES THE PARTNERSHIP'S MANAGING GENERAL PARTNER THINK OF THE OFFER?

We are not required to obtain the approval of the Managing General Partner to commence the Offer, and we have commenced the Offer without obtaining the prior approval of the Managing General Partner.

We are not aware of any position taken by the Managing General Partner with respect to the Offer. The Managing General Partner is required by United States federal securities laws to file with the Commission and distribute to the Unit Holders, within ten business days from the date of the Offer, a statement as to its position, if any, on the Offer. John McMullen is on the board of directors of Life Care Centers of America, Inc. and is President of the Managing General Partner. Forrest Preston, who controls the Purchaser, owns 100% of Life Care Centers of America, Inc. Accordingly, the Managing General Partner may have a conflict of interest with respect to the Offer. See "THE TENDER OFFER - Section
9. Certain Information Concerning the Purchaser" and Schedule I.

WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?

The Partnership reported 1,243 holders of its outstanding Units as of the date of its most recent annual report, although the Purchaser believes there to be only 1,002 holders of record, according to the more current list of Unit Holders the Purchaser has obtained pursuant to a request to the Managing General Partner under Rule 14d-5(a) of the Exchange Act. If the total number of Unit Holders is below 300, the Partnership can elect to discontinue its status as a public reporting company. Accordingly, if the Offer is successful, it could result in the total number of Unit Holders falling below the 300 holder level. However, there has never been a public trading market for the Units and none is expected to develop, so the Partnership's status as a public company should not affect a trading market in the Units. A change in the Partnership's status as a public company could reduce the information available to Unit Holders about the Partnership in the event the information regarding the operations and condition of the Partnership required by the Limited Partnership Agreement to be delivered to Unit Holders is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the SEC. However, the Partnership has not been providing the required reports on a timely basis. Thus, while the Partnership could realize substantial cost savings from no longer being registered with the SEC, non-tendering Unit Holders would no longer have the protections afforded by registration with the SEC.

DO I HAVE TO PAY ANY BROKERAGE FEES TO TENDER MY UNITS?

If you are the record owner of your Units and you tender Units in the Offer, then you will not have to pay any brokerage or similar fees. However, if you own your Units through a broker or other nominee, and your broker or nominee tenders your Units on your behalf, then your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY UNITS?

As mentioned above, if the Offer is successful, the Partnership could elect to deregister. Further, if the Purchaser is successful at purchasing a majority of the Units, it could eventually control the Partnership. Thus, the Purchaser's decisions with respect to the operations and future of the Partnership would affect non-tendering Unit Holders.

WHAT IS THE MARKET VALUE OF MY UNITS?

The Units do not have a readily ascertainable market value, and neither the Unit Holders nor the Purchaser has any accurate means for determining the actual present value of the Units. According to the Partnership, "There is no public market for units nor is it anticipated that any public market for units will develop." (Annual Report on Form 10-K for the fiscal period ending December 31, 2001). The Partnership has not filed financial information with the Commission in several years, so the Unit Holders cannot assess the Offer against the financial condition of the Partnership.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call D.F. King & Co., Inc., Information Agent for the Offer, toll-free, at (800) 431-9645 or (212) 269-5550.

TO THE UNIT HOLDERS OF CONSOLIDATED RESOURCES HEALTH CARE FUND II:

                                  INTRODUCTION

The Purchaser hereby offers to purchase up to 15,000 Units, subject to the Minimum Condition, at a purchase price of $456 per Unit ("Offer Price"), less the amount of any distributions declared or paid with respect to the Units between March 31, 2005, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. To our knowledge, no distributions have been declared or paid since March 31, 2005. Unit Holders who tender their Units will not be obligated to pay any Partnership transfer fees. The Purchaser will pay all such costs and all charges and expenses of the Depositary and the Information Agent in connection with the Offer.

For further information concerning the Purchaser, see "THE TENDER OFFER -
Section 9. Certain Information Concerning the Purchaser" and Schedule I. The address of the Partnership's principal executive offices is 1175 Peachtree Street, Suite 850, Atlanta, GA 31106, and its phone number is (404) 873-1919.

Unit Holders are urged to consider the following factors:

      - The Offer is almost three times the purchase price offered by MacKenzie in the MacKenzie Offer.

      - The Offer will provide Unit Holders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unit Holders may have a more immediate need to use the cash now tied up in an investment in the Units and may wish to sell them to the Purchaser.

      - Unit Holders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership from property dispositions or operations from future development, if any, and the purchase price per Unit payable to a tendering Unit Holder by the Purchaser may be less than the total amount which might otherwise be received by the Unit Holder with respect to the Unit over the remaining term of the Partnership.

      - Should the Purchaser obtain voting control in the future, it could seek to dissolve the Partnership or to sell its assets. Under the terms of the existing Limited Partnership Agreement, however, not more than 50% of the outstanding Units may be transferred in any 12-month period. See "THE TENDER OFFER - Section 7. Effects of the Offer - Limitations on Resales." Accordingly, even if the Minimum Condition is satisfied, the Purchaser will not have voting control of the Partnership immediately following the Offering.

      - If after this Offer fewer than 300 Unit Holders remain, the Partnership would no longer be required to file periodic reports with the SEC and Unit Holders would no longer have the protections afforded by having the Partnership registered with the SEC.

Establishment of the Offer Price

The Purchaser is making the Offer for investment purposes, with the intention of making a profit from ownership of the Units. In establishing the purchase price of $456 per Unit, the Purchaser is motivated to provide a fair valuation while being consistent with the Purchaser's investment objectives.

The market value of the Units is difficult to accurately ascertain because there is no public market for the Units. In addition, the Partnership's primary assets are two healthcare facilities. There is also no public market for freestanding healthcare facilities, and valuations vary widely depending on the perceived quality of the operator and manager of such facilities and the long-term stability of the government healthcare reimbursement programs, primarily Medicare and Medicaid, of which the Partnership is highly dependent. While it is possible for a market value range of these healthcare facilities to be reasonably obtained by an appraisal process, only upon a vote by holders of a majority of the Units can a liquidation sale and subsequent distribution be effected. Accordingly, individual Units have a significant illiquidity valuation due to the inability of such Units to affect a sale of the Partnership's assets. As such, the Purchaser believes the fair market value of the Units is a combination of the liquidation value of the healthcare facility assets indirectly owned by the Partnership, with a replacement manager, plus the unobstructed cash on hand of the Partnership. The cash-on-hand from the Partnership's balance sheet has been obtained from the Purchaser from information disclosed by the Managing General Partner in its Schedule 14D-

9 filing. It is the Purchaser's opinion that the net liquidation value of the healthcare facilities less sale transaction costs, mortgage loan retirement, manager transition uncertainty adjustments, and estimated general partner distribution splits equals $306 per Unit. Adding an estimated unobstructed balance sheet cash amount of $150 per Unit, the price being offered for the Units equals $456 per Unit. There can be no assurances that this estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by the Unit Holders may not vary substantially from this estimate.

General Background Information

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Partnership or the Managing General Partner, has been derived from information provided in reports filed by the Partnership with the Commission.

Tendering Unit Holders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Units to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer relating to the Information Agent and the Depositary. The Purchaser desires to purchase up to 15,000 Units, subject to the Minimum Condition. We will purchase all Units validly tendered and not properly withdrawn on or prior to the Expiration Date, upon the terms and subject to the conditions of the Offer. (See "THE TENDER OFFER - Section 2. Acceptance for Payment and Payment for Units".)

IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION OFFERED TO UNIT HOLDERS PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID WITH RESPECT TO ALL UNITS THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

UNIT HOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS OR TO WITHDRAW FROM THE MACKENZIE OFFER.

                                THE TENDER OFFER

SECTION 1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, including the Minimum Condition, the Purchaser will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Eastern Time, on June 23, 2005, unless and until the Purchaser has extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

The Offer is conditioned on satisfaction of certain conditions, including the Minimum Condition. See "THE TENDER OFFER - Section 10. Conditions of the Offer," which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unit Holders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unit Holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or
(iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered Units upon confirmation that the Managing General Partner will recognize the change of address for distributions and correspondence on the Units, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Units following expiration.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. Upon the terms and subject to the conditions of the Offer, including the Minimum Condition (and including if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation that the Managing General Partner will recognize the transfer of the Units. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Unit Holders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unit Holders.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unit Holders are entitled to withdrawal rights as described in Section 4.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unit Holders pursuant to the Offer, such increased consideration will be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

SECTION 3. PROCEDURES FOR TENDERING UNITS.

VALID TENDER. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on BLUE paper) with any other documents required by the Letter of Transmittal must be received prior to the Expiration Date by the Depositary at: The Colbent Corporation, P.O. Box 859208, Braintree, Massachusetts 02185-9208, or for overnight delivery to The Colbent Corporation, 161 Bay State Drive, Braintree, Massachusetts 02184. A Unit Holder may tender any or all Units owned by such Unit Holder.

IN ORDER FOR A TENDERING UNIT HOLDER TO PARTICIPATE IN THE OFFER, UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE, WHICH IS 12:00 MIDNIGHT, EASTERN TIME, ON JUNE 23, 2005, OR SUCH DATE TO WHICH THE OFFER MAY BE EXTENDED.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNIT HOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of 28% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unit Holder must provide the Depositary with such Unit Holder's correct taxpayer identification number and make certain certifications that such Unit Holder is not subject to backup federal income tax withholding. Each tendering Unit Holder must insert in the Letter of Transmittal the Unit Holder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered, each Unit Holder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unit Holder's taxpayer identification number and address and that the Unit Holder is not a foreign person. (See the Instructions to the Letter of Transmittal and "THE TENDER OFFER - Section 6. Material Federal Income Tax Consequences.")

OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering Unit Holder irrevocably appoints the designees of the Purchaser as such Unit Holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unit Holder's rights with respect to the Units tendered by such Unit Holder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unit Holder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Units, be empowered to exercise all voting and other rights of such Unit Holder as they in their sole discretion may deem proper at any meeting of Unit Holders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Unit Holder also assigns to the Purchaser all of the Unit Holder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on March 31, 2005, and terminating on the Expiration Date.

DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unit Holder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Depositary, the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unit Holder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Unit Holder's representation and warranty that (i) such Unit Holder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Unit complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unit Holders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of limited partnership interests, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unit Holder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer.

WITHDRAWING FROM THE MACKENZIE OFFER. If you have already tendered your Units to MacKenzie pursuant to the MacKenzie Offer, and you wish to tender your Units pursuant to our Offer instead, (i) you or your broker should notify MacKenzie in writing before the expiration of the MacKenzie Offer at MacKenzie's address listed in MacKenzie's offer to purchase, which notice must include your name, the number of Units to be withdrawn from the MacKenzie Offer and the name in which the Units you tendered to MacKenzie are registered, and (ii) once your Units have been withdrawn, you, or your broker, dealer, commercial bank, trust company or other nominee, should complete and submit the Letter of Transmittal. See "THE TENDER OFFER - Section 3. Procedures for Tendering Units - Valid Tender." For the convenience of Unit Holders who have tendered any Units in the MacKenzie Offer, we have enclosed a PINK form Notice of Withdrawal for the MacKenzie Offer with this Offer to Purchase. Unit holders wishing to withdraw Units tendered in the MacKenzie Offer should properly complete the PINK form Notice of Withdrawal and deliver it to: MacKenzie Patterson Fuller Inc., 1640 School Street, Moraga, California 94556; or by facsimile: (925) 631-9119.

SECTION 4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after July 25, 2005 (60 days after the Offer Date).

For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

If purchase of, or payment for, Units is delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Unit Holders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in "Conditions of the Offer," to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. The Purchaser may also be required by applicable law to disseminate to Unit Holders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. The Purchaser will not provide a subsequent offering period following the Expiration Date.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchaser, and such Units may be withdrawn to the extent tendering Unit Holders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depository prior to the Expiration Date). However, the ability of the Purchaser to delay payment for Units that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchaser may delay payment until they receive confirmation that the Managing General Partner will recognize the change of address for distributions and correspondence on the Units.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

SECTION 6. MATERIAL FEDERAL INCOME TAX CONSEQUENCES. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNIT HOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Unit Holders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements. EACH UNIT HOLDER TENDERING UNITS SHOULD CONSULT SUCH UNIT HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNIT HOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

The following discussion is based on the assumption that the Partnership is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership" as that term is defined in the Code. Certain partnerships are classified as "publicly traded partnerships" and, subject to certain exceptions, are taxed as corporations for federal income tax purposes. A partnership is a publicly traded partnership if the partnership interests are traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent of a secondary market). The Units are not traded on an established securities market. In the unlikely event that the Partnership becomes a "publicly traded partnership" and is not excepted from federal income tax, there would be several adverse tax consequences to the Unit Holders. For instance, the Partnership would be regarded as having transferred all of its assets (subject to all of its liabilities) to a newly-formed corporation in exchange for stock which would be deemed distributed to the Unit Holders in liquidation of their interests in the Partnership. In addition, if the Partnership is deemed to be a "publicly traded partnership," then special rules under Code Section 469 govern the treatment of losses and income of the Partnership.

GAIN OR LOSS. A taxable Unit Holder will recognize a gain or loss on the sale of such Unit Holder's Units in an amount equal to the difference between (i) the amount realized by such Unit Holder on the sale and (ii) such Unit Holder's adjusted tax basis in the Units sold. The amount realized by a Unit Holder will include the Unit Holder's share of the Partnership's liabilities, if any (as determined under Code Section 752 and the regulations thereunder). If the Unit Holder reports a loss on the sale, such loss generally could not be currently deducted by such Unit Holder except against such Unit Holder's capital gains from other investments. In addition, such loss would be treated as a passive activity loss. (See "Suspended Passive Activity Losses" below.)

The adjusted tax basis in the Units of a Unit Holder will depend upon individual circumstances. (See also "Partnership Allocations in Year of Sale" below.) Each Unit Holder who plans to tender hereunder should consult with the Unit Holder's own tax advisor as to the Unit Holder's adjusted tax basis in the Unit Holder's Units and the resulting tax consequences of a sale.

If any portion of the amount realized by a Unit Holder is attributable to such Unit Holder's share of "unrealized receivables" or "substantially appreciated inventory items" as defined in Code Section 751, a corresponding portion of such Unit Holder's gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a Unit Holder's recognizing ordinary income with respect to the portion of the Unit Holder's amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

A tax-exempt Unit Holder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offer, assuming that such Unit Holder does not hold its Units as a "dealer" and has not acquired such Units with debt financed proceeds.

PARTNERSHIP ALLOCATIONS IN YEAR OF SALE. A tendering Unit Holder will be allocated the Unit Holder's pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unit Holder will assign to the Purchaser its rights to receive certain cash distributions with respect to such Units. Such allocations and any Partnership distributions for such period would affect a Unit Holder's adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unit Holder on the sale of the Units.

POSSIBLE TAX TERMINATION. The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, such partnership generally will terminate for federal income tax purposes. It is possible that the Partnership could terminate for federal income tax purposes as a result of consummation of the Offer (although the Partnership Agreement prevents transfers of Units that would cause such a termination). A tax termination of the Partnership could have an effect on a corporate or other non-individual Unit Holder whose tax year is not the calendar year, as such a Unit Holder might recognize more than one year's Partnership tax items in one tax return, thus accelerating by a fraction of a year the effects from such items.

SUSPENDED "PASSIVE ACTIVITY LOSSES". A Unit Holder who sells all of the Unit Holder's Units would be able to deduct "suspended" passive activity losses from the Partnership, if any, in the year of sale free of the passive activity loss limitation. As a limited partner of the Partnership, the ability of a Unit Holder, who or which is subject to the passive activity loss rules, to claim tax losses from the Partnership was limited. Upon sale of all of the Unit Holder's Units, such Unit Holder would be able to use any "suspended" passive activity losses first against gain, if any, on sale of the Unit Holder's Units and then against income from any other source.

FOREIGN UNIT HOLDERS. Gain realized by a foreign Unit Holder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unit Holder from the purchase price payment to be made to such Unit Holder unless the Unit Holder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unit Holder's TIN, that such Unit Holder is not a foreign person and the Unit Holder's address. Amounts withheld would be creditable against a foreign Unit

Holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

SECTION 7. EFFECTS OF THE OFFER.

LIMITATIONS ON RESALES. The Purchaser does not believe the provisions of the Partnership Agreement should restrict transfers of Units pursuant to the Offer, although no more than 50% of the Units may be transferred in any 12-month period (the "Transfer Restrictions"). This limitation will not affect the tender of Units under this Offer because, subject to the terms of the Offer, we will pay for the Units upon confirmation that the Managing General Partner will recognize the change of address for distributions and correspondence on the Units, and, under the terms of the Letter of Transmittal, we will take a power of attorney over your Units that will permit us to change the address to which distributions are sent. We will then wait to transfer the Units tendered until the Partnership can effect the transfer of record title in accordance with the Limited Partnership Agreement.

EFFECT ON TRADING MARKET. If a substantial number of Units are purchased pursuant to the Offer, the result could be a reduction in the number of Unit Holders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Units and none is expected to develop. Therefore, the Purchaser does not believe a reduction in the number of Unit Holders will materially further restrict the Unit Holders' ability to find Purchaser for its Units through secondary market transactions.

VOTING POWER OF PURCHASER. The Minimum Condition requires that the Purchaser acquire 51% of the Units outstanding; however, the Purchaser currently holds no Units and the Transfer Restrictions prevent more than 50% of Units being transferred in any 12-month period. We will have to wait until the transfer of the Units tendered in the Offer can be transferred of record title in accordance with the Limited Partnership Agreement before we could obtain control of the Partnership. The Partnership does not hold annual or regular meetings to elect directors, and does not have a representative board of directors overseeing management. Votes of Unit Holders would only be solicited, if ever, for matters affecting the fundamental structure of the Partnership, such as the sale of the properties and termination of the Partnership, and the affirmative vote of more than 50% of the outstanding Units (not a mere quorum) is required to effect action. If the Purchaser obtains control of the Partnership in the future, it could call for a vote to dissolve the Partnership or to sell all of its assets. A Unit Holder who tenders Units to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such Units it its sole discretion as to any matters for which the Partnership has established a record date prior to the time such. Units are transferred by the Partnership to the Purchaser. The Purchaser reserves the right to exercise any and all rights they might hold in the event that any vote is called by the Managing General Partner, or if, in the future, changes in circumstances would dictate that they or other limited partners exercise its right to call a vote.

OTHER POTENTIAL EFFECTS. The Units are registered under the Exchange Act, which requires, among other things that the Partnership furnish certain information to its Unit Holders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unit Holders. Registration and reporting requirements could be terminated by the Partnership if the number of record holders falls below 300, or below 500 if the Partnership's total assets are below $10 million for three consecutive preceding fiscal years. The Partnership reported a total of 1,243 limited partners as of its most recent fiscal year end, although the Purchaser believes there to be only 1,002 holders of record, according to the more current list of Unit Holders the Purchaser has obtained. However, the Purchaser is offering to purchase up to 15,000 Units. Accordingly, it is possible that the Offer could result in the total number of Unit Holders falling below the foregoing 300 holder level. As disclosed by the Partnership in its public reports, however, there has never been a public trading market for the Units and none is expected to develop, so the Partnership's status as a public company will not affect a trading market in the Units. A change in the Partnership's status as a public company could reduce the information available to Unit Holders about the Partnership in the event the operational and financial information required by the Limited Partnership Agreement to be furnished to Unit Holders is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission. Further, Unit Holders would not be afforded the other protections provided by registration.

SECTION 8. FUTURE PLANS. Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Units. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 15,000 Units, subject to the Minimum Condition. If the Purchaser acquires fewer than 15,000

Units pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Units pursuant to one or more future tender offers at the same price, a higher price or, if the Partnership's circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Units after termination of the Offer, regardless of the number of Units purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 15,000 Units in this Offer, may consider future offers. Factors affecting the Purchaser's future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offer, and actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Partnership's operations, or the announcement of pending property sales.

Should the Purchaser obtain a voting control in the future, it could seek to dissolve the Partnership or to sell the Partnership assets. Under the terms of the existing Limited Partnership Agreement, however, not more than 50% of the outstanding Units may be transferred in any 12-month period. See "THE TENDER OFFER - Section 7. Effects of the Offer - Limitations on Resales." Accordingly, even if the Minimum Condition is satisfied, the Purchaser will not have voting control of the Partnership immediately following the Offering.

SECTION 9. THE BUSINESS OF THE PARTNERSHIP. For information about the Partnership, please refer to the 2001 annual report prepared by the Partnership, particularly Item 2 of Form 10-K, the Quarterly Reports on Form 10-Q, and any other materials sent to you by the Partnership. These documents contain updated information concerning the Partnership, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Partnership is subject to the information and reporting requirements of the Exchange Act and information about the Partnership can be obtained on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C.

SECTION 10. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser is Care Associates, LLC, a member-manager limited liability company formed under the laws of the State of Tennessee. The members of the Purchaser are Mr. Forrest L. Preston and Developers Investment Company, Inc., a Tennessee corporation wholly-owned by Mr. Preston. Mr. Preston is the Chief Manager of the Purchaser. For information on the Purchaser and its principals, please see Schedule I. The principal business address of the Purchaser and its members is 3570 Keith Street, N.W., Cleveland, Tennessee 37312; phone number (423) 472-9585.

The Purchaser has made binding commitments to contribute and have available sufficient amounts of capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser. The Purchaser is not a public company and has not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles. The Purchaser has arranged capacity in an existing Credit Facility from Merrill Lynch Capital for up to $4,900,000. The Purchaser plans to pledge the Units it acquires in the Offer to secure this loan. Mr. Preston will fund any remaining balance of the acquisition out of available capital.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) other than as disclosed on Schedule I, there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Partnership or its affiliates, on the other hand, (v) other than as disclosed on Schedule I, there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years

(excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECTION 11. SOURCE OF FUNDS. The Purchaser expects that approximately $6,840,000 would be required to purchase 15,000 Units, if tendered, and an additional $80,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through its existing available capital. Specifically, the Purchaser has arranged capacity in an existing Credit Facility from Merrill Lynch Capital for up to $4,900,000. The Purchaser plans to pledge the Units it acquires in the Offer to secure this loan. Mr. Preston will fund any remaining balance of the acquisition out of available capital.

SECTION 12. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.

The Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

      (a) the Minimum Condition is not satisfied;

      (b) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unit Holders,
(iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership, in the reasonable judgment of the Purchaser;

      (c) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

      (d) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the Units;

      (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

      (f) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of (d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. However, if we waive a certain condition for one tendering Unit Holder, we will waive that condition for all Unit Holders tendering Units. Any termination by the Purchaser concerning the events described above will be final and binding upon all parties.

SECTION 13. CERTAIN LEGAL MATTERS.

GENERAL. Except as set forth in this Offer to Purchase, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Offer to Purchase.

ANTITRUST. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

MARGIN REQUIREMENTS. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

STATE TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not partnerships. The Purchaser, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

SECTION 14. FEES AND EXPENSES. The Purchaser has retained The Colbent Corporation to act as Depositary and D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Purchaser will pay the Depositary and Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

SECTION 15. MISCELLANEOUS. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNIT HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE

UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

May 26, 2005

                                   SCHEDULE I

                      INFORMATION CONCERNING THE PURCHASER

                              MEMBERS OF PURCHASER

      The name, current principal occupation or employment and material occupation, position, office or employment for the past five years of the Chief Manager and the members of the Purchaser are set forth below. The business address of the Chief Manager and the members of the Purchaser is 3570 Keith Street, NW, Cleveland, TN 37312; phone number: (423) 472-9585. Neither the Purchaser, the Chief Manager nor any member of the Purchaser has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws. The Purchaser is a member managed limited liability company organized under the laws of Tennessee. The principal business of the Purchaser is to acquire the Units. The two members of the Purchaser are Mr. Preston and Developers Investment Company, Inc., which is wholly-owned by Mr. Preston. Mr. Preston, the Chief Manager, is a citizen of the United States. Neither the Purchaser nor any of its members is an affiliate of the Partnership (within the meaning of Rule 13e-3 of the Exchange Act.)

      Set forth below is information on Mr. Preston:

                                                CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
      NAME              AGE                            FIVE-YEAR EMPLOYMENT HISTORY
------------------     ------     -----------------------------------------------------------------------------
Forrest L. Preston       72       Chairman of Life Care Centers of America, Inc. ("Life Care") for 35 years.
                                  Life Care owns, operates and manages skilled nursing homes and assisted living facilities throughout the United States.  The business address of Life
                                  Care is 3570 Keith Street, NW, Cleveland, TN 37312.

      The principal business of Developers Investment Company, Inc. is to serve as a general partner in general or limited partnerships organized to hold interests in senior care facilities, and to engage in any business which may be lawfully operated. Developers Investment Company, Inc. is a Tennessee corporation.

================================================================================

              MATERIAL CONTRACTS BETWEEN PURCHASER'S AFFILIATES AND
         THE PARTNERSHIP'S AFFILIATES AND POSSIBLE CONFLICTS OF INTEREST

      There are no currently executed Management Agreements between the Purchaser's affiliates and the Partnership's subsidiaries for either of the properties; however, Life Care does manage Mayfair Subacute and Rehabilitation Center, which is operated by Consolidated Resources Health Care fund II - Mayfair Nursing Care Center, Ltd., which entity is owned 99.5% by the Partnership. American Lifestyles, Inc., a Tennessee corporation, a wholly-owned subsidiary of Life Care, manages Mayfair Village Retirement Center, which is operated by Consolidated Resources Health Care Fund II - Mayfair Village, Ltd., a Georgia limited partnership, which entity is owned by the Partnership. Based on disclosure by the Managing General Partner of the Partnership in its Schedule 14D-9, Life Care receives a management fee equal to 5% of gross revenues.

      John McMullen is on the board of directors of Life Care and is President of the Managing General Partner. Forrest Preston, who controls the Purchaser, owns 100% of Life Care. Accordingly, the Managing General Partner may have a conflict of interest with respect to the Offer.

      Mr. Preston has had discussions with the President of the Managing General Partner on strategic possibilities between the Partnership and Mr. Preston and his affiliated companies at various points over the last several years, though no action was ever taken with respect to any of these discussions.

                                      S-1